Exhibit 17

                           George L Riggs, III, C.P.A.
                                 P.O. Box 290975
                             Wethersfield, CT 06109
                                 (860) 529-6500

                                                                    May 18, 2005

Board of Directors
American Petroleum Group, Inc.
400 N. Gannon Drive - 2nd Floor
Hoffman Estates, IL  60194

Dear Sirs

      Please be advised that I hereby resign as a member of the Board of Directors of American Petroleum Group, Inc., effective May 18, 2005

      My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

                                        Sincerely,


                                        /s/ George L. Riggs, III